SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest
Event Reported): January 16, 2006

WJ COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Commission file number 000-31337

DELAWARE	94-1402710
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

401 River Oaks Parkway, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

(408) 577-6200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

Effective January 16, 2006, WJ Communications, Inc. (the “Company”) entered into an employment agreement with Morteza Saidi for the position of Vice President, Engineering of the Company (the “Employment Agreement”).

Under the Employment Agreement, Mr. Saidi is entitled to receive an annual base salary of $225,000 and will be eligible to participate in the Company’s discretionary cash bonus plan, up to a maximum of 60% of base salary, based on appropriate business and financial targets and individual objectives.  Mr. Saidi will receive a stock option grant of 540,000 shares of WJ Communications common stock which will vest over four years and a stock option grant of 180,000 shares of WJ Communications common stock which shall vest conditioned on the satisfaction of certain performance targets and objectives.  Mr. Saidi will also receive a time vested restricted stock grant of 10,000 shares of WJ Communications common stock which shall vest upon the one year anniversary of his employment on January 16, 2007.

Pursuant to the Employment Agreement, if the Company terminates Mr. Saidi’s employment other than for cause or disability or if Mr. Saidi terminates his employment with the Company for good reason, and Mr. Saidi’s employment is not terminated automatically as a result of his death, the Company will pay him an amount equal to one hundred percent of his annual base salary.  Not withstanding the preceding sentence, the Company shall pay Mr. Saidi an amount equal to one hundred fifty percent of his annual base salary solely in a circumstance in which there has occurred a change in control (as such term is defined in his option agreement) within six months prior to any termination for good reason or by the Company other than for cause.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WJ COMMUNICATIONS, INC.

By:	/s/ DAVID R. PULVINO
David R. Pulvino
Chief Accounting Officer
(principal accounting officer)

Dated:  January 20, 2006